Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The Joint Corporation (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, par value $0.001 per share (the “common stock”). The common stock is listed on The NASDAQ Capital Market under the symbol “JYNT.”

DESCRIPTION OF COMMON STOCK

The following summary description sets forth some of the general terms and provisions of the common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the common stock, you should refer to the provisions of the Company’s amended and restated certificate of incorporation (the “certificate of incorporation”) and second amended and restated bylaws (the “bylaws”), as each may be amended from time to time and each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part.

Authorized Capital Stock
Under the certificate of incorporation, the Company is authorized to issue up to 20,000,000 shares of common stock with a par value of $0.001 per share and up to 50,000 shares of preferred stock with a par value of $0.001 per share (the “preferred stock”). The shares of common stock currently outstanding are fully paid and nonassessable. No shares of preferred stock are currently outstanding.

No Preemptive, Redemption or Conversion Rights
Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

Voting Rights
Holders of shares of common stock have one vote per share in all elections of directors and on all other matters submitted to a vote of stockholders of the Company. Holders of shares of common stock do not have cumulative voting rights. Matters are decided by the affirmative vote of a majority in voting power of the shares present in person or by proxy and entitled to vote on such matters at a meeting at which a quorum is present, except with respect to the election of directors and as otherwise required by the certificate of incorporation or bylaws, applicable law, the rules or regulations of any stock exchange applicable to the Company or any regulation applicable to the Company or its securities. The rights, preferences, and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Board of Directors
The Company’s board of directors (the “board of directors”) is not classified. The board of directors currently consists of seven members, with the exact number (not to exceed nine) to be fixed from time to time by a duly adopted resolution of the board of directors or stockholders of the Company. To be elected in an uncontested election for board members, a director nominee must receive more votes “for” than “against” by shares present in person or by proxy and entitled to vote. In a contested election for board members, the board members are elected by a plurality of shares present in person or by proxy and entitled to vote.

Action by Stockholder Written Consent
Action by the written consent of stockholders of the Company without a meeting is not prohibited by either the certificate of incorporation or the bylaws.

Power to Call Special Stockholder Meeting
Pursuant to the bylaws, special meetings of the stockholders of the Company may be called for any purpose or purposes by (i) the chairman of the board of directors, (ii) the president and chief executive officer or (iii) the secretary of the Company at the direction of the board of directors at any time.

Proxy Access Nominations
Under the bylaws, a stockholder (or a group of up to 20 stockholders) who has held at least 3% of the common stock for three years or more may nominate a director and have that nominee included in the Company’s proxy statement for its annual meeting of stockholders, provided that the stockholder and nominee satisfy the requirements specified in the bylaws. The number of stockholder-nominated candidates appearing in the Company’s annual proxy materials cannot exceed twenty percent (20%) of the number of directors then serving on the board of directors, rounded down to the nearest whole number, subject to reduction in certain circumstances, including when the board itself nominates the stockholder nominee.

Advance Notice Requirements
Stockholders of the Company wishing to nominate persons for election to the board of directors at an annual meeting (other than through proxy access addressed above) or to propose any business to be considered by the stockholders at an annual meeting must comply with certain procedures and requirements set forth in the bylaws.

Dividend Rights
Subject to the preferences applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if any, as and when declared, from time to time, by the board of directors out of funds legally available therefor.

Liquidation, Dissolution or Similar Rights
Subject to the preferences applicable to any outstanding shares of preferred stock, upon liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of the Company available for distribution to holders of stock of the Company.

Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Continental Stock Transfer and Trust Company.
Anti-Takeover Effects of Various Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws
Provisions of Delaware law, the certificate of incorporation, and the bylaws, summarized below, could delay or discourage some transactions involving an actual or potential change in control of the Company or its management.
Delaware Anti-Takeover Law

The Company is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law.
In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved by the board of directors in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by the stockholders.

Requirements for Inclusion of Stockholder Nominations in the Company’s Proxy Materials and for Advance Notification of Stockholder Nominations and Proposals
See disclosures under the headings “Proxy Access Nominations” and “Advance Notice Requirements.”

Stockholder Meetings
Pursuant to the bylaws, stockholders of the Company may not call special meetings.

No Cumulative Voting
The certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Board of Director Vacancies
Only the board of directors is authorized to fill vacant directorships created by a director’s resignation, death or removal, including newly created seats. Each director so elected holds office for the balance of the term for which he was elected.

Undesignated Preferred Stock
The authorization of undesignated preferred stock makes it possible for the board of directors without stockholder approval to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

Amendments to Bylaws
Under the bylaws, the board of directors has the authority to adopt, alter, amend or repeal the bylaws. The stockholders of the Company also may adopt, alter, amend or repeal our bylaws by the requisite vote of the stockholders.

Supermajority Vote to Amend Certain Provisions of the Certificate of Incorporation
Certain amendments to the certificate of incorporation generally require the approval of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting stock of the Company, including provisions concerning the following:
•the required vote to amend the certificate of incorporation with respect to supermajority vote requirements;
•management of the business by the board of directors;
•number of directors and vacancies on the board of directors;
•personal liability of directors to the Company or its stockholders; and

•indemnification of the Company’s directors, officers or employees.